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                                                             EXHIBIT (a)(8)

                                                 ITT Industries, Inc.
                                                 4 West Red Oak Lane
                                                 White Plains, NY 10604
                                                 Tel: (914) 641-2000
                                                 Fax: (914) 696-2950
ITT INDUSTRIES
  AUTOMOTIVE
  DEFENSE & ELECTRONICS
  FLUID TECHNOLOGY

                            Contact:  Thomas R. Martin
                                      914-641-2157
FOR IMMEDIATE RELEASE
---------------------                 Ralph Allen
                                      914-641-2030


       ITT INDUSTRIES ANNOUNCES CLEARANCE TO PURCHASE GOULDS PUMPS SHARES

     White Plains, NY, May 21, 1997--ITT Industries, Inc. (NYSE:IIN) announced today that all applicable regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act in the United States and the Canadian Competition Act relating to ITT Industries pending tender offer for the shares of Goulds Pumps, Incorporated (NASDAQ: GULD) expired at midnight on May 20, 1997. There were no objections or requests for additional information. In addition, all required clearances from other foreign governmental authorities applicable to the completion of the tender offer have been obtained.

        ITT Industries further indicated that, in light of the completion of the regulatory approval process, it expects to consummate the purchase of Goulds' shares pursuant to the tender offer, subject to the terms thereof, at the currently scheduled expiration time of midnight on Thursday, May 22, 1997.

        "We are pleased that these reviews have been accomplished without objection and that our purchase can proceed quickly," said Travis Engen, chairman, president and chief executive officer of ITT Industries. "As we said when we first announced our offer, this combination represents a marvelous fit between two industry leaders. We look forward to working with the Goulds Pumps employees in serving customers and growing the business."

        ITT Industries (www.ittind.com) is a leading global diversified manufacturing company, with 1996 sales of $8.4 billion dollars from its three primary business segments: fluid technology, automotive, and defense and electronics. ITT Industries' automotive business is one of the world's largest independent suppliers of systems and components to automotive manufacturers. In the defense and electronics area, ITT Industries is a leader in the design, manufacture and support of high technology electronic systems and components for defense and commercial markets. In addition to the New York Stock
Exchange, ITT Industries' stock is traded under the symbol ("IIN") on the Midwest, Pacific, London, Frankfurt and Paris exchanges.


NOTE TO EDITORS: THIS IS ITT INDUSTRIES (NYSE: IIN) NOT ITT CORPORATION (NYSE:
ITT). ANY SHORTHAND REFERENCE TO ITT WILL BE INCORRECT.

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